
                                                                                               EXHIBIT 12.1


                                       Telegen Corporation
                                 Earnings to fixed charges ratio


                                              1997           1996           1995           1994           1993
                                              ----           ----           ----           ----           ----
For the years ended December 31:

Pretax loss                               ($10,455,911)   ($5,115,026)   ($2,542,838)   ($1,943,712)     ($168,722)
                                          ------------    -----------    -----------    -----------      ---------

Fixed Charges
         Interest                               89,364        146,650         58,846         30,658         11,488
         Amortized debt expense                      0        178,933         22,259              0              0
         Rental expense                         59,904         25,441         20,262         10,264          5,603
         Preferred stock
              dividend and
              accretion of
              preferred stock
              discounts requirement          1,223,201              0              0              0              0
                                          ------------    -----------    -----------    -----------      ---------

         Total fixed charges                 1,372,469        351,024        101,367         40,922         17,091
                                          ------------    -----------    -----------    -----------      ---------

Earnings                                  ($ 9,083,442)   ($4,764,002)   ($2,441,471)   ($1,902,790)     ($151,631)
                                          ============    ===========    ===========    ===========      =========

Earnings to fixed charges ratio                 ($6.62)       ($13.57)       ($24.09)       ($46.50)        ($8.87)
                                          ============    ===========    ===========    ===========      =========


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